Exhibit 10.3

STOCKHOLDER SUPPORT AGREEMENT
THIS STOCKHOLDER SUPPORT AGREEMENT (“AGREEMENT”) is entered into as of September 26, 2006, by and between ACQUICOR TECHNOLOGY INC., a Delaware corporation (“Parent”), and each of the parties listed on the signature pages hereto (each, a “Stockholder” and collectively, the “Stockholders”).
RECITALS
A. Each Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of that number of shares of Company Capital Stock set forth opposite such Stockholder’s name on Annex A hereto.

B. Parent, Joy Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Jazz Semiconductor, Inc., a Delaware corporation (the “Company”) are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”) which provides (subject to the conditions set forth therein) for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Parent.

C. In the Merger, each outstanding share of capital stock of the Company is to be converted into the right to receive the cash consideration set forth in the Merger Agreement.

D. Each Stockholder is entering into this Agreement as an inducement to Parent to enter into the Merger Agreement.
AGREEMENT

In consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. CERTAIN DEFINITIONS

For purposes of this Agreement:

(a) Capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement.

(b) “Expiration Date” shall mean the earlier of (i) the date upon which the Merger Agreement is validly terminated pursuant to Section 8 thereof, or (ii) the Effective Time.

(c) Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

(d) “Subject Shares” shall mean, with respect to each Stockholder: (i) all shares of Company Capital Stock Owned by such Stockholder as of the date of this Agreement; (ii) all additional shares of Company Capital Stock of which such Stockholder acquires Ownership during the period from the date of this Agreement through the Expiration Date; and (iii) all securities into which any of the shares of Company Capital Stock described in clause “(i)” or clause “(ii)” above are exchanged or converted.

(e) A Stockholder shall be deemed to have effected a “Transfer” of Subject Shares if such Stockholder directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such Subject Shares or any interest in such Subject Shares to any Person other than Parent; or (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such Subject Shares or any interest therein to any Person other than Parent.

SECTION 2. TRANSFER OF SUBJECT SHARES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Shares. During the period from the date of this Agreement through the Expiration Date, no Stockholder shall, directly or indirectly, cause or permit any Transfer of any of the Subject Shares of such Stockholder to be effected.

2.2 Restriction on Transfer of Voting Rights. During the period from the date of this Agreement through the Expiration Date, each Stockholder shall ensure that: (a) none of the Subject Shares of such Stockholder is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Shares of such Stockholder.

SECTION 3. VOTING OF SHARES

3.1 Written Consent. Immediately following the execution of the Merger Agreement, each Stockholder shall execute and deliver to the Company a written consent approving the Merger, adopting the Merger Agreement and approving the Certificate Amendment and the other Contemplated Transactions (a “Written Consent”), and each Stockholder agrees not to withdraw the Stockholder’s Written Consent and not to take any other action that is inconsistent with such Written Consent or that may have the effect of delaying or interfering with the Merger, the Certificate Amendment or any of the other Contemplated Transactions.

3.2 Voting Covenant. Each Stockholder hereby agrees that, during the period from the date of this Agreement through the Expiration Date, at any meeting of the stockholders of the Company, however called, and in any written action by consent of stockholders of the Company, unless otherwise directed in writing by Parent, each Stockholder shall cause the Subject Shares of such Stockholder to be voted:

(a) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(b) against the following actions (other than the Merger, the Contemplated Transactions or transactions consented to by Parent pursuant to Section 4.2 of the Merger Agreement): (i) any Acquisition Transaction; (ii) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company that is not directly or indirectly wholly-owned by the Company; (iii) any change in a majority of the board of directors of the Company; (iv) any amendment to the Company’s certificate of incorporation or bylaws; (v) any material change in the capitalization of the Company or the Company’s corporate structure; and (vi) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other Contemplated Transactions.

During the period from the date of this Agreement through the Expiration Date, no Stockholder shall enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)” or clause “(b)” of the preceding sentence.

3.3 No Other Actions. During the period from the date of this Agreement through the Expiration Date, no Stockholder shall enter into any voting or other such agreement, or grant a proxy or power of attorney, with respect to the Subject Shares that is inconsistent with this Agreement or otherwise take any other action with respect to the Subject Shares that would in any way restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby.

SECTION 4. WAIVER OF APPRAISAL RIGHTS

Each Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger that such Stockholder may have by virtue of, or with respect to, any shares of Company Capital Stock Owned by such Stockholder.

SECTION 5. NO SOLICITATION

       Each Stockholder agrees that, during the period from the date of this Agreement through the Expiration Date, such Stockholder shall not, directly or indirectly, and such Stockholder shall instruct such Stockholder’s Representatives to not, directly or indirectly: (a) solicit, knowingly facilitate or knowingly encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent or Parent’s Representatives) relating to a possible Acquisition Transaction; (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent or Parent’s Representatives) relating to or in connection with a possible Acquisition Transaction; or (c) consider, entertain or accept any proposal or offer from any Person (other than Parent or Parent’s Representatives acting on behalf of Parent) relating to a possible Acquisition Transaction. Each Stockholder shall immediately cease and discontinue, and each Stockholder shall ensure that such Stockholder’s Representatives immediately cease and discontinue, any existing discussions with any Person that related to any inquiry, proposal or offer relating to a possible Acquisition Transaction. Nothing contained in this Section 5 or Section 4.4 of the Merger Agreement shall prohibit such Stockholder or its Representatives from having discussions with any potential joint venture partner or otherwise considering any strategic acquisition so long as (x) the potential joint venture or acquisition transaction does not contemplate the sale or issuance of any securities of any Acquired Company (unless otherwise disclosed to Parent prior to the date hereof) and would be intended primarily to address the needs of the Acquired Companies to find alternative sources of production of wafers for customers of the Acquired Companies during periods where the Acquired Companies lack the manufacturing capacity to fulfill their customers’ orders or forecasted orders for wafers, and (y) the Company does not enter into any letter of intent or other binding agreement with respect to any of the foregoing without the prior written consent of Parent, not to be unreasonably withheld.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

Each Stockholder hereby represents and warrants (severally but not jointly) to Parent as follows:

6.1 Authorization, etc. Such Stockholder has the right, power, and authority to execute and deliver this Agreement and to perform such Stockholder’s obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. If such Stockholder is a corporation, then such Stockholder is duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated. If such Stockholder is a general or limited partnership, then such Stockholder is a partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If such Stockholder is a limited liability company, then such Stockholder is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized.

6.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not: (i) conflict with or violate any Legal Requirement or Order applicable to such Stockholder or by which such Stockholder or any of such Stockholder’s properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any material breach of or material default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Encumbrance on any of the Subject Shares held by such Stockholder pursuant to, any Contract to which such Stockholder is a party or by which Stockholder or any of its properties is or may be bound or affected.

(b) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, require any Consent of any Governmental Body.

6.3 Title to Securities. As of the date of this Agreement: (a) such Stockholder holds of record (free and clear of any Encumbrances, other than Encumbrances imposed by applicable securities laws) the number of outstanding shares of each class and series of Company Capital Stock set forth under the heading “Shares Held of Record” on Annex A hereto; and (b) except as disclosed on Annex A, such Stockholder does not hold of record any shares of Company Capital Stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of Company Capital Stock or other securities of the Company, other than the shares set forth on Annex A hereto.

6.4 Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, and will be accurate in all respects at all times through and including the Expiration Date as if made as of any such time or date.

SECTION 7. ADDITIONAL COVENANTS OF STOCKHOLDERS

Each Stockholder covenants (severally and not jointly) that:

7.1 Stockholder Information. Parent and Merger Sub may publish and disclose in the Proxy Statement such Stockholder’s identity and ownership of shares of Company Capital Stock and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement.

7.2 Public Announcements. Except as required by applicable law, such Stockholder shall not issue any press release or make any public statement regarding the Merger Agreement, the Merger or any of the other Contemplated Transactions without the prior written consent of Parent.

7.3 Parent Trust Account. Each Stockholder agrees that it has read a copy of Parent’s prospectus dated March 15, 2006 and filed with the Securities and Exchange Commission (the “Prospectus”). Each Stockholder understands that Parent is a blank check company formed for the purpose of consummating a “business combination” (as described in the Prospectus), must complete such business combination within 18 months (or 24 months if a letter of intent, agreement in principle or definitive agreement has been executed within 18 months) from the date of the consummation of the offering described in the Prospectus, has established a trust account at Lehman Brothers, maintained by Continental Stock Transfer & Trust Company acting as trustee, initially in an amount of $164,308,004 after the exercise of the underwriters’ over-allotment option for the benefit of its public stockholders (the “Trust Account”), and does not have access to the funds in such Trust Account except under the circumstances set forth in the Prospectus. Each Stockholder, on its behalf and on behalf of its affiliates that it has the power to bind (such Stockholder and its affiliates that such Stockholder has the power to bind being referred to as the “Stockholder Claimants”): (a) agrees that neither it nor any of its Stockholder Claimants has any right, title, interest or claim of any kind in or to (i) any assets in the Trust Account, (ii) any assets of Parent to the extent such right, title, interest or claim would impair the amounts in the Trust Account or (iii) any assets distributed from the Trust Account to the public stockholders (each such right, title, interest or claim a “Claim”); (b) unless and until Parent completes the Merger or another Business Combination (as defined in Parent’s certificate of incorporation as of the date of this Agreement), hereby waives any Claim that it or any of its Stockholder Claimants may have in the future as a result of, or arising out of, the Merger Agreement or the Ancillary Agreements; and (c) agrees that neither it nor any of its Stockholder Claimants will seek recourse against the Trust Account or the public stockholders of Parent (in their capacity as stockholders of Parent or as recipients of liquidating distributions from Parent) for any reason whatsoever. Further, each Stockholder acknowledges that such Stockholder has read Section 1542 of the Civil Code of the State of California, which states in full:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Each Stockholder hereby waives any right that it or any of its Stockholder Claimants have or may have under Section 1542 (or any similar provision of the laws of any other jurisdiction) to the full extent that such Stockholder may lawfully waive such rights pertaining to this waiver of Claims and generally affirms that such Stockholder is releasing, on behalf of itself and its Stockholder Claimants, all known and unknown Claims.

Without limiting the foregoing, each Stockholder hereby acknowledges and agrees that the Trust Account is not a party to the Merger Agreement and shall have no liability pursuant hereto. Notwithstanding the forgoing, no provision contained herein shall limit the right of a Stockholder or its Stockholder Claimants to make a claim against such monies to the extent such monies are released from the Trust Account to Parent upon the consummation of the Merger.

7.4 Merger Agreement; Appointment of Stockholders’ Representative. Each Stockholder hereby agrees to be bound by the terms of Sections 9 and 10.1 of the Merger Agreement as if such Stockholder was a party to the Merger Agreement. Each Stockholder hereby agrees to and acknowledges the appointment of T.C. Group L.L.C., as such Stockholder’s agent and true and lawful attorney-in-fact to act on such Stockholder’s behalf in accordance with Section 10.1 of the Merger Agreement.

7.5 Further Assurances. From time to time and without additional consideration, each Stockholder shall (at such Stockholder’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, Consents and other instruments, and shall (at such Stockholder’s sole expense) take such further actions, as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

SECTION 8. MISCELLANEOUS

8.1 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

8.2 Notices. Any notice or other communication required or permitted to be delivered to either party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when received at the address or facsimile telephone number set forth beneath the name of such party below (or at such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

if to the Stockholders:

at their respective addresses set forth on the signature page hereof; and

if to Parent:

Acquicor Technology Inc.
4910 Birch Street, Suite 102
Irvine, CA 92660
Attention: General Counsel
Facsimile: (949) 266-9020

8.3 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

8.4 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties.

8.5 Assignment; Binding Effect. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by any party to this Agreement, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and Stockholder’s successors and assigns, and shall inure to the benefit of Parent and its permitted successors and assigns. Without limiting any of the restrictions set forth in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Shares are transferred. Nothing in this Agreement is intended to confer on any Person (other than Parent and its permitted successors and assigns) any rights or remedies of any nature.

8.6 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each Stockholder agrees that, in the event of any breach or threatened breach by such Stockholder of any covenant or obligation contained in this Agreement, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach.

8.7 Non-Exclusivity. The rights and remedies of Parent under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent under this Agreement, and the obligations and liabilities of each Stockholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations.

8.8 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to principles of conflicts of laws). In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement each of the parties irrevocably and unconditionally consents and submits to the jurisdiction and venue of the state and federal courts located in the State of California.

(b) EACH STOCKHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT.

8.9 Counterparts; Exchanges by Electronic Transmission. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile transmission or other electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.10 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.11 Attorneys’ Fees. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

8.12 Waiver. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Agreement, or any power, right, privilege or remedy of Parent under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.13 Fiduciary Duty as Director. Parent acknowledges and agrees that each Stockholder’s obligations hereunder are solely in its capacity as a stockholder of the Company, and that none of the provisions herein set forth shall be deemed to restrict or limit any fiduciary duty any directors, officers or employees of the undersigned may have as a member of the board of directors of the Company resulting from any circumstances other than as a Stockholder of the Company.

8.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

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IN WITNESS WHEREOF, Parent and Stockholder have caused this Agreement to be executed as of the date first written above.

ACQUICOR TECHNOLOGY INC.

By:	/s/ Gilbert F. Amelio
Name:	Gilbert F. Amelio
Title:	Chairman and CEO
Facsimile:	(949) 266-9020

STOCKHOLDERS: CONEXANT SYSTEMS, INC.			RF MICRO DEVICES, INC.

By:	/s/ Dwight Decker	By:	/s/ Jerry D. Neal
Name:	Dwight Decker	Name:	Jerry D. Neal
Title:	Chairman and CEO	Title:	Executive Vice President of Marketing & Strategic Development
Address:	4000 MacArthur Blvd Newport Beach, CA 92660	Address:	7628 Thorndike Road Greensboro, NC 27409
Facsimile:	949-483-4318	Facsimile:	336-664-0311

CARLYLE PARTNERS III, L.P.

By: TC GROUP III, L.P., its General Partner
By: TC GROUP III, L.L.C., its General Partner
By: TC GROUP, L.L.C., its Managing Member
By: TCG HOLDINGS, L.L.C., its Managing Member

CP III COINVESTMENT, L.P.

By: TC GROUP III, L.P., its General Partner
By: TC GROUP III, L.L.C., its General Partner
By: TC GROUP, L.L.C., its Managing Member
By: TCG HOLDINGS, L.L.C., its Managing Member

By:	/s/ Claudius E. Watts IV	By:	/s/ Claudius E. Watts IV
Name:	Claudius E. Watts IV	Name:	Claudius E. Watts IV
Title:	Managing Director	Title:	Managing Director
Address:	101 South Tryon St. 25th Floor Charlotte, NC 28280	Address:	101 South Tryon St. 25th Floor Charlotte, NC 28280
Facsimile:	(704) 632-0299	Facsimile:	(704) 632-0299

CARLYLE HIGH YIELD PARTNERS, L.P.

By: TCG HIGH YIELD, L.L.C., its General Partner
By: TCG HIGH YIELD HOLDINGS, L.L.C., its Managing Member
By: TC GROUP, L.L.C., its sole Member
By: TCG HOLDINGS, L.L.C., its Managing Member

By:	/s/ Claudius E. Watts IV
Name:	Claudius E. Watts IV
Title:	Managing Director
Address:	101 South Tryon St. 25th Floor Charlotte, NC 28280
Facsimile:	(704) 632-0299

ANNEX A
COMPANY CAPITAL STOCK OWNERSHIP

Stockholder	Company Common Stock	Series A Preferred Stock	Series B Preferred Stock
CONEXANT SYSTEMS, INC.	7,583,501		44,910,000

RF MICRO DEVICES, INC.			13,071,888

CARLYLE PARTNERS III, L.P.		50,254,440

CP III COINVESTMENT, L.P.		1,995,560

CARLYLE HIGH YIELD PARTNERS, L.P.		2,750,000

As a result of the Stockholder Voting Agreement dated as of October 15, 2002 among the Company and the Stockholders party hereto, each Stockholder may be deemed to Own the shares of Company Capital Stock Owned by the other Stockholders party hereto. Each Stockholder party hereto that is affiliated with Carlyle Group also may be deemed to Own each of the shares of Company Capital Stock Owned by the other Stockholders that are affiliated with Carlyle Group.

Annex A